CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 18, 2020, relating to the financial statements and financial highlights of FBP Equity & Dividend Plus Fund and FBP Appreciation & Income Opportunities Fund, each a series of Williamsburg Investment Trust, for the year ended March 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 27, 2020